                                                                  Exhibit 2.13

                            ASSET PURCHASE AGREEMENT

      This Agreement ("Agreement") is entered into as of December 5, 1997, by and among Cumulus Broadcasting, Inc., a Nevada corporation ("Broadcasting"), Cumulus Licensing Corporation, a Nevada corporation ("Licensing), and Wiskes/Abaris Communications KQIZ Partnership, an Illinois limited partnership (the "Seller"). Broadcasting and Licensing are referred to collectively herein as the "Buyers." The Buyers and the Seller are referred to individually as the "Party" or collectively as the "Parties." Capitalized terms used in this Agreement are defined in Section 8 hereof.

      Subject to the terms and conditions of this Agreement, the Buyers hereby agree to purchase substantially all of the assets (and assume certain of the liabilities) of the Seller that are used or useful in the operation of radio station KQIZ-FM, licensed to Amarillo, Texas (the "Station") in return for cash.

      Now, therefore, in consideration of the above premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

      1. Basic Transaction.

            a. Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyers agree to purchase and the Seller agrees to sell, transfer, convey and deliver to (i) Licensing all of the FCC Licenses listed in Section 2(1) of the disclosure schedule ("Disclosure Schedule"); and
(ii) Broadcasting, all of the Acquired Assets other than the FCC Licenses. Both such sales shall take place at the Closing for the consideration specified below in this Section 1.

            b. Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyers agree to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyers will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities, and the Seller agrees to pay and discharge all Liabilities and obligations of the Seller other than the Assumed Liabilities.

            c. Purchase Price. The Buyers agree to pay to the Seller, as consideration for the Acquired Assets, the amount of Three Million One Hundred Thousand Dollars ($3,100,000.00) (the "Purchase Price"). The Purchase Price shall be payable as follows:

                  i. on the date of this Agreement, the Buyers will deliver to the Escrow Agent an irrevocable letter of credit issued by NationsBank of Texas, N.A. for the benefit of the Escrow Agent in substantially similar form as the letter of credit attached hereto as
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      Exhibit A in the amount of Three Hundred Ten Thousand Dollars
      ($310,000.00) (the "Earnest Money Deposit"); and

                  ii. on the Closing Date, the Buyers shall pay to the Seller the amount of Three Million One Hundred Thousand Dollars ($3,100,000.00), with adjustments as specifically provided in this Agreement.

      The Earnest Money Deposit referenced in this Section 1(c) shall be held in escrow by the Escrow Agent pursuant to an escrow agreement in the form attached hereto as Exhibit B (the "Earnest Money Escrow Agreement"). If this Agreement is terminated without Closing of the transaction contemplated herein, the Earnest Money Deposit shall be paid to the Seller or returned to the Buyers as provided in the Earnest Money Escrow Agreement.

            d. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Sellers' attorney in Chicago, Illinois, commencing at 9:00 a.m. local time promptly, but in no event later than seven (7) days, after the FCC approval of the Assignment Application becomes a Final Order, by which date all other conditions to the obligations of the Parties to consummate the transactions contemplated hereby will have been satisfied, or such other date as the Parties may mutually determine (the "Closing Date").

            e. Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyers the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) the Buyers will deliver to the Seller the various certificates, instruments, and documents referred to in Section 5(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyers (A) assignments (including Lease and other Assumed Contract assignments and Intellectual Property transfer documents), bills of sale and warranty deeds in customary form, and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyers and their counsel reasonably may request; (iv) the Buyers will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption in the form attached hereto as Exhibit C and (B) such other instruments of assumption as the Seller and its counsel reasonably may request; and (v) the Buyers will deliver to the Seller the consideration specified in Section 1(c) above by wire transfer of good U.S. funds.

            f. Postclosing Agreement. On the Closing Date, the Seller shall execute, and shall cause each of its general partners to execute, a Postclosing Agreement with the Buyers including covenants not to compete with the Buyers in the markets served by the Station and agreements to indemnify the Buyers in the form of Exhibit D attached hereto. A portion of the Purchase Price equal to Fifty Thousand Dollars ($50,000) shall be paid to the Seller by the Buyers on the Closing Date as consideration for the agreements set forth in the Postclosing Agreement.

      2. Representations and Warranties of the Seller.

            The Seller represents and warrants to the Buyers that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule.

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            a. Organization of the Seller. The Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. The Seller has the power and authority to own or lease its properties and to carry on all business activities now conducted by it. The general partners of the Seller are John P. Higgins and Don J. Wiskes.

            b. Authorization of Transaction. The Seller has full power and authority (including full partnership power and authority) to execute and deliver this Agreement and all agreements and instruments to be executed and delivered by Seller pursuant to this Agreement (collectively, the "Ancillary Agreements") and to perform its obligations hereunder and thereunder. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligation of the Seller, enforceable in accordance with their respective terms and conditions.

            c. Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section 1(e) above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the partnership agreement of the Seller, which will encumber or have a material adverese effect on the assets and rights to be transferred hereunder; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other agreement, arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), which will encumber or have a material adverse effect on the assets and rights to be transferred hereunder; provided, however, that the assignment and assumption of the Lease and the Assumed Contracts may require consent of the other party thereto to be effective. Other than with respect to the Assignment Application described in Section 4(b) the Seller does not need to give any notice to, make any filing with, or obtain any Licenses, consent, or approval of any court or government or governmental agency in order for the Parties to enter into this agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements (including the assignments and assumptions referred to in Section 1(e) above).

            d. Title to Acquired Assets. Other than the Security Interests set forth on Section 2(d) of the Disclosure Schedule (which shall be released at or before the Closing) the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

            e. Financial Statements. Included in Section 2(e) of the Disclosure Schedule are the following financial statements (collectively the "Financial Statements"): (i) unaudited statements of income and expenses for the fiscal years ended December 31, 1994, December 31, 1995, and December 31, 1996, for the Station; and (ii) unaudited statements of income and expenses, as of and for each month to date in 1997 for the Station. Except as described in Section 2(e) of the

Disclosure Schedule, the Financial Statements have been prepared in conformity with the Seller's normal accounting policies, practices and procedures applied on a consistent basis, throughout the periods covered thereby, are correct and complete, fairly present the financial condition of the Station and the results of operation of the Station at the dates and for the periods indicated, and are consistent with the books and records of the Seller (which books and records are correct and complete). The Financial Statements accurately state the revenues of the Station for the period indicated therein.

            f. Events Subsequent to December 1, 1997. Since December 1, 1997, except as set forth in Section 2(f) of the Disclosure Schedule, the Station has been operated in the Ordinary Course of Business. Without limiting the generality of the foregoing and with respect to the operation of the Station since December 1, 1997:

                  i. the Seller has not materially altered the programming, format or call letters of the Station;

                  ii. the Seller has not applied to the FCC for any modification of the FCC Licenses or failed to take any action necessary to preserve the FCC Licenses and has operated the Station in material compliance therewith and with all FCC rules and regulations;

                  iii. the Seller has not committed to any of the foregoing.

            g. Tax Matters. As of the Closing, the Seller shall have timely and properly filed all Tax Returns (which Tax Returns shall be correct and complete) that it was required to file with respect to the Station's operations. All Taxes owed by the Seller with respect to the operations of the Station (whether or not shown on any Tax Return) have been, or as of Closing shall have been paid. As of the Closing, the Seller shall have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party with respect to the Station. To Seller's Knowledge, no claim has ever been made by any authority in any jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

            h. Tangible Assets. Section 2(h) of the Disclosure Schedule sets forth a listing of all transmitter and station equipment, vehicles and other tangible personal property used in conducting the operation and business of the Station. The Seller owns or leases all tangible assets necessary for the conduct of the operation and business of the Station as presently conducted and as presently proposed to be conducted and all leased assets are specifically identified as such in Section 2(h) of the Disclosure Schedule. Buyer purchases such tangible assets on an "as is, where is" basis with no warranty or representation of condition or fitness for a particular purpose.

            i. Real Property. Section 2(i) of the Disclosure Schedule lists and describes briefly all real property leased to the Seller in connection with the operation of the Station. The Seller has delivered to the Buyers correct and complete copies of the Leases. With respect to those Leases which are Assumed
Contracts:

                  i. the Leases are legal, valid, binding, enforceable, and in full force and effect, and Seller will not amend, modify, terminate or default under the provisions thereof between the date hereof and Closing;

                  ii. To Seller's Knowledge, no party to any Lease is in breach or default (or has repudiated any provision thereof), and no event has occurred which, with notice or lapse of time, would constitute a breach or default thereunder or permit termination, modification, or acceleration thereunder;

                  iii. To Seller's Knowledge, there are no disputes, oral agreements, or forbearance programs in effect as to any Lease;

                  iv. the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or its rights thereunder that will not be discharged as of Closing;

                  j. Contracts. Section 2(j) of the Disclosure Schedule lists any written arrangement (or group of related written arrangements) currently in effect and pertaining to the Station either involving more than $5,000 or not entered into in the Ordinary Course of Business. Within five (5) days of execution of this Agreement, the Seller shall have delivered to the Buyers a correct and complete copy of each written arrangement listed in Section 2(j) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed which constitutes an Assumed Contract: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) the Seller will not take any action outside the Ordinary Course of Business that will cause any such arrangement not to continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing (if the arrangement has not expired according to its terms);
      (C) to Seller's Knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (D) no party has repudiated any provision of the written arrangement. The Seller is not a party to any verbal contract, agreement, or other arrangement pertaining to the operation of the Station which, if reduced to written form, would be required to be listed in
      Section 2(j) of the Disclosure Schedule under the terms of this Section 2(j). Except for the Assumed Contracts, the Buyers shall not have any Liability or obligations for or in respect of any of the contracts set forth in Section 2(j) of the Disclosure Schedule or any other contracts or agreements of the Seller. Buyers shall determine in their sole discretion which of the contracts shall be Assumed Contracts and shall notify Seller of this determination no later than the end of the Diligence Period.

            k. Commission Licenses and Compliance with Commission Requirements.

                  i. All licenses, permits, authorizations, franchises, certificates of compliance, and consents of governmental bodies, including, without limitation, the FCC Licenses, used or useful in the operation of the Station as they are now being operated are (A) in full force and effect, (B) unimpaired by any acts or omissions of the Seller or the

      Seller's employees or agents, (C) free and clear of any restrictions which might limit the full operation of the Station, and (D) detailed in Section 2(k) of the Disclosure Schedule. With respect to the licenses, permits, authorizations, franchises, certificates of compliance and consents referenced in the preceding sentence, Section 2(k) of the Disclosure Schedule also sets forth, without limitation, the date of the last renewal, the expiration date thereof, and any conditions or contingencies related thereto. Except as set forth in Section 2(k) of the Disclosure Schedule, to Seller's Knowledge, no condition exists or event has occurred that permits, or after notice or lapse of time, or both, would permit, the revocation or termination of any such license, permit, consent, franchise, or authorization (other than pursuant to their express expiration date) or the imposition of any material restriction or limitation upon the operation of the Station as now conducted. Except as set forth in Section 2(k) of the Disclosure Schedule, the Seller is not aware of any reason why the FCC licenses might not be renewed in the ordinary course or revoked.

                  ii. The Station is in compliance with the FCC's policy on exposure to radio frequency radiation. No renewal of any FCC License would constitute a major environmental action under the FCC's rules or policies. Access to the Station's transmission facilities is restricted in accordance with the policies of the FCC.

                  iii. Except as set forth in Section 2(k) of the Disclosure Schedule, to Seller's Knowledge, the Station is not the subject of any FCC or other governmental investigation or any notice of violation or order, or any material complaint, objection, petition to deny, or opposition issued by or filed with the FCC or any other governmental authority in connection with the operation of or authorization for the Station, and there are no proceedings (other than rule making proceedings of general applicability) before the FCC or any other governmental authority that could adversely affect any of the FCC Licenses or the authorizations listed in Section 2(k) of the Disclosure Schedule.

                  iv. The Seller has filed with the FCC and all other governmental authorities having jurisdiction over the Station all material reports, applications, documents, instruments, and other information required to be filed, and will continue to make such filings through the Closing Date.

                  v. The Seller is not aware of any information concerning the Station that could cause the FCC or any other regulatory authority not to issue to the Buyers all regulatory certificates and approvals necessary for the consummation of the transactions contemplated hereunder or the Buyer's operation and/or ownership of the Station.

            l. Intellectual Property. To Seller's Knowledge, the Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the businesses of the Station. To Seller's Knowledge, with respect to the operation of the Station, the Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and to Seller's Knowledge, the Seller has never received any charge, complaint, or notice alleging any such interference, infringement, misappropriation, or violation. To Seller's Knowledge, with respect to the operation of the Station, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

            m. Insurance. Section 2(m) of the Disclosure Schedule sets forth a complete and accurate description of all Seller's insurance coverage with respect to the operation of the Station. With respect to each such insurance policy: (A) the policy is legal, valid, binding, and enforceable and in full force and effect; (B) except for modifications (or terminations and immediate replacements) in the Ordinary Course of Business, the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms through the Closing Date.

            n. Litigation. Section 2(n) of the Disclosure Schedule sets forth each instance in which the Station: (i) to Seller's Knowledge, is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge; or (ii) to Seller's Knowledge, is a party or is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2(n) of the Disclosure Schedule could result in any adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Station taken as a whole. The Seller has no Knowledge of any Basis for any such charge, complaint, action, suit, proceeding, hearing, or investigation involving the Station.

            o. Employees and Independent Contractors. Section 2(o) of the Disclosure Schedule sets forth a listing of the names, positions, job descriptions, salary or wage rates and all other forms of compensation paid for work at the Station of each current employee and independent contractor, which Buyers agree to assume as of Closing (or to assume any replacement employees or independent contractors hired on substantially similar terms and conditions before Closing). The Seller has no Knowledge of any Basis for any claim by past or current employees of the Station or applicants for employment that the Seller or its management has discriminated based on each individual's race, sex, national origin, religion, ethnicity, handicap or any other protected characteristic under applicable law.

            p. Employee Benefits. Section 2(p) of the Disclosure Schedule lists all Employee Benefit Plans that the Seller maintains or to which the Seller contributes or is required to contribute for the benefit of any current or former employee of the Station and true and correct copies of each such Employee Benefit Plan have been delivered to the Buyers. The Seller does not have any commitment to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any employee or terminated employee of the Station. To Seller's Knowledge, there are no pending or threatened claims under, by or on behalf of any of the Employee Benefit Plans, by any employee or beneficiary covered by any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits), nor, to Seller's Knowledge, have there been any Reportable Events or Prohibited Transactions with respect to any Employee Benefit Plan.

            q. Environment, Health, and Safety.

                  i. To Seller's Knowledge, with respect to the operation of the Station, the Seller is in compliance in all material respects with all Environmental Laws and all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof) concerning employee health and safety, and the Seller has no Liability (and to Seller's Knowledge there is no Basis related to the past or present operations of the Seller or its predecessors for any present or future Liability) under any Environmental Law, with respect to the operation of the Station. To Seller's Knowledge, with respect to the operation of the Station, the Seller has no Liability (and to Seller's Knowledge there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Seller with respect to the operation of the Station giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety, or for any illness of or personal injury to any employee.

                  ii. To Seller's Knowledge, with respect to the operation of the Station, the Seller has obtained and at all times has been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental Laws or law of any federal, state, or local or foreign government relating to worker health and safety.

                  iii. To Seller's Knowledge, all properties and equipment used in the Station and the Acquired Assets have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances. To Seller's Knowledge, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any of the Real Estate. To Seller's Knowledge, no above ground or underground storage tanks have ever been located at, on or under the Real Estate. The Seller has delivered to the Buyers a complete copy of all environmental claims, reports, studies, compliance actions or the like of the Seller or which are available to the Seller with respect to any of the Real Estate or any of the Acquired Assets.

            r. Advertising Contracts. Section 2(r) of the Disclosure Schedule lists all arrangements for the sale of air time or advertising on the Station in excess of $1000.

            s. Brokers' Fees. Other than the fee payable to McCoy Broadcast Brokerage, Inc., which shall be the exclusive responsibility of Seller, the Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      3. Representations and Warranties of the Buyers.

            Buyers represent and warrant to the Seller that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date except as set forth in the Disclosure Schedule.

            a. Organization of the Buyers. Broadcasting and Licensing are corporations duly organized, validly existing, and in good standing under the laws of Nevada.

            b. Authorization of Transaction. Buyers have full power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform their obligations hereunder and thereunder. This Agreement and the Ancillary Agreements constitute legally binding obligations of the Buyers, enforceable against the Buyers in accordance with their respective terms and conditions.

            c. Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section 1(e) above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyers are subject or any provision of their articles of organization or other charter documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyers are a party or by which they are bound or to which any of their assets is subject. Other than the Assignment Application described in Section 4(b), the Buyers do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any court or government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or the Ancillary Agreements (including the assignments and assumptions referred to in Section 1 (e) above).

            d. Brokers' Fees. The Buyers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

      4. Pre-Closing Covenants.

            The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

            a. General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 5 below).

            b. Assignment Applications. Within ten (10) business days after the expiration or waiver of the Buyers' right to terminate pursuant to Section 5(a)(ix) below, the Seller and the Buyers shall jointly file with the FCC an application for assignment of the FCC Licenses, permits and authorizations pertaining to the Station from the Seller to Licensing (the "Assignment Application"). The costs of the FCC filing fees in connection with the Assignment Application shall be divided equally between the Parties. Each party shall pay its own attorneys' fees. The Seller and the Buyers shall thereafter prosecute the Assignment Application with all reasonable diligence and otherwise use commercially reasonable efforts to obtain the grant of the Assignment Application as expeditiously as practicable (but neither the Seller nor the Buyers shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon the Station or impose significant costs on such party). If the FCC imposes any condition on either party to the Assignment Application, such party shall use commercially reasonable efforts to comply with such condition, provided, that neither party shall be required hereunder to comply with any condition that would have a material adverse effect upon the Station or any Affiliate. The Seller and the Buyers shall jointly oppose any requests for reconsideration or judicial review of FCC approval of the Assignment Application and shall jointly request from the FCC extension of the effective period of FCC approval of the Assignment Application if the Closing shall not have occurred prior to the expiration of the original effective period of the FCC Consent. Nothing in this Section 4(b) shall be construed to limit either party's right to terminate this Agreement pursuant to Section 9 of this Agreement.

            c. Notices and Consents. Each of the Parties will file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper or advisable. Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.

            d. Advertising Obligations. The Seller shall satisfy its air time obligations under its agreements for sale of air time and advertising on the Station for goods or services ("Barter Agreements") such that the outstanding aggregate balance owing under all Barter Agreements as of the Closing Date shall not exceed Twenty Thousand Dollars ($20,000.00) worth of air time without the Buyers' consent. On the Closing Date, the Seller shall deliver to the Buyers a schedule, certified by an officer of the Seller, reflecting the aggregate outstanding balances under all Barter Agreements in existence as of the Closing Date, which obligations shall be assumed by Buyers.

            e. Operating Statements. The Seller shall deliver to the Buyers, for the Buyers' informational purposes only, monthly unaudited statements of operating revenues and operating expenses of the Station within ten (10) days after each such statement is prepared by or for the Seller.

Seller shall provide such other financial information regarding the Station as Buyers may reasonably request, including weekly or daily sales reports to the extent available.

            f. Contracts. The Seller will not without the prior written consent of the Buyers amend, change, or modify any of the contracts listed on Section 2(j) of the Disclosure Schedule which are Assumed Contracts in any material respect. The Seller will not without prior written consent of the Buyers enter into any contract outside the Ordinary Course of Business which involves more than Five Thousand Dollars ($5,000).

            g. Operation of Station. The Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. The Seller shall operate the Station in compliance with the FCC Licenses and the rules and regulations of the FCC, and the FCC Licenses shall at all times remain in full force and effect. The Seller shall file with the FCC all material reports, applications, documents, instruments and other information required to be filed in connection with the operation of the Station.

            h. Credit and Receivables. The Seller will follow its usual and customary policies with respect to extending credit for sales of air time and advertising on the Station and with respect to collecting accounts receivable arising from such extension of credit.

            i. Preservation of Station and the Acquired Assets. The Seller will keep its Station and the Acquired Assets and properties substantially intact and will continue to operate the Station consistent with its past practices.

            j. Full Access and Consultation. The Seller will permit representatives of the Buyers to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Station, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Station, for the purpose of permitting the Buyers to, among other things: (a) conduct its due diligence review, (b) review financial statements of the Station, (c) verify the accuracy of the representations and warranties of the Seller contained in this Agreement, and
(d) prepare for the consummation of the transactions contemplated by this Agreement. The Seller will consult with the Buyers' management with a view to informing Buyers' management as to the operations, management and business of the Station. Without limiting the foregoing, Seller acknowledges and agrees that it will provide the Buyers and their representatives with such access to the properties, books, records, documents and operations of the Seller with respect to the operation of the Station as contemplated herein in a manner which will permit the Buyers to fully complete their due diligence review within the fourteen (14) day period referenced in Section 5(a) (ix), below.

            k. Exclusivity. Except to the extent any of the following shall be subject and subordinate to, and in no way shall interfere with, the consummation of the transactions proposed in this Agreement, the Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) merger or consolidation, (B) acquisition or purchase of securities or assets, or (C) similar transaction or business combination involving the Station, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

            l. Control of Station. The transactions contemplated by this Agreement shall not be consummated until after the FCC has given its consent and approval to the Assignment Application. Between the date of this Agreement and the Closing Date, the Buyers and their employees or agents shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operation of the Station, and such operation shall be the sole responsibility of and in the control of the Seller.

            m. Risk of Loss. The risk of loss, damage, or destruction to any of the Acquired Assets shall remain with the Seller until the Closing. In the event of any such material (in excess of $25,000) loss, damage, or destruction, the Seller will promptly notify the Buyers of all particulars thereof, stating the cause thereof (if known) and the extent to which the cost of restoration, replacement and repair of the Acquired Assets lost, damaged or destroyed will be reimbursed under any insurance policy with respect thereto. The Seller will, at Seller's expense, repair or replace such Acquired Assets to their former condition as soon as possible after loss, damage or destruction thereof and shall use its best efforts to restore as promptly as possible transmissions as authorized in the FCC Licenses. The Closing Date shall be extended (with FCC consent, if necessary) for up to sixty (60) days to permit such repair or replacement. If repair or replacement cannot be accomplished within sixty (60) days of the date of the Seller's notice to the Buyers and the Buyers determine that the Seller's failure to repair or replace would have a material adverse effect on the operation of the Station:

                  i. the Buyers may elect to terminate this Agreement; or

                  ii. the Buyers may postpone the Closing Date until such time as the property has been substantially repaired, replaced or restored, unless the same cannot be reasonably effected within ninety (90) days of the date of the Seller's notice to the Buyers, in which case either party may terminate this Agreement; or

                  iii. the Buyers may choose to accept the Acquired Asset in their "then" condition, together with the Seller's assignment to the Buyers of all rights under any insurance claims covering the loss, damage or destruction and payment over to the Buyers of any proceeds under any such insurance policies, previously received by the Seller with respect thereto plus an amount equal to the amount of any deductible or self-insurance maintained by Seller on such Acquired Assets. In the event the Closing Date is postponed pursuant to this Section 4(m), the parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC.

            n. Adverse Action. Neither Seller nor Buyers, directly or indirectly (through any Affiliate), shall take or fail to take any action or enter into any agreement which, to Seller's or Buyers' Knowledge, as the case may be, would disqualify them from consummating the transaction proposed herein because of any govermental law, code, rule or regulation.

      5. Conditions to Obligation to Close.

            a. Conditions to Obligation of the Buyers. The obligation of Buyers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions, any of which may be waived in writing by Buyers:

                  i. the representations and warranties set forth in Section 2 above shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date;

                  ii. the Seller shall have performed and complied with all of its covenants hereunder in all respects through the Closing;

                  iii. the Seller shall have procured all of the third party consents specified in Section 4(d) above;

                  iv. no action, suit, investigation, inquiry or other proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or impose damages or penalties upon any of the parties if such transactions are consummated,
      (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyers to own, operate, or control the Acquired Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                  v. the Seller shall have delivered to the Buyers a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Sections 5(a)(i) through (iv) is satisfied in all respects;

                  vi. each of the Assignment Applications shall have been approved by a Final Order of the FCC all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or been terminated and the Buyers shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

                  vii. the relevant parties shall have entered into the Postclosing Agreement;

                  viii. the Buyers shall have received from counsel to the Seller an opinion with respect to the matters set forth in Exhibit F attached hereto, addressed to the Buyers and its lender and dated as of the Closing Date;

                  ix. the Buyers, shall, within fourteen (14) days after the date hereof (the "Diligence Period"), be satisfied as to the results of their examination and due diligence review referred to in Section 4(k) hereof. If, within the Diligence Period, Buyers do not deliver to Seller a written notice terminating this Agreement in regard to the contingency described in this Section 5(a)
      (ix), then the contingency set forth in this Section 5(a) (ix) shall be deemed waived by Buyers;

                  x. the Parties shall have agreed to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with an allocation schedule to be delivered during the Diligence Period (provided, however, that if the parties fail to agree on such an allocation within the Diligence Period, this condition shall be waived); and

                  xi. all actions to be taken by the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyers.

            b. Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (any of which may be waived in writing by Seller):

                  i. the representations and warranties set forth in Section 3 above shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date;

                  ii. the Buyers shall have performed and complied with all of their covenants hereunder in all respects through the Closing;

                  iii. no action, suit, investigation, inquiry or other proceeding shall be pending or threatened before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or impose damages or penalties upon any of the Parties if such transactions are consummated, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                  iv. the Buyers shall have delivered to the Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in
      Section 5(b)(i)-(iii) is satisfied in all respects and the statements contained in such certificate shall be deemed a warranty of the Buyers which shall survive the Closing;

                  v. each of the Assignment Applications shall have been approved by a Final Order of the FCC and the Buyers shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

                  vi. the relevant parties shall have entered into the Postclosing Agreement; and

                  vii. all actions to be taken by the Buyers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

      6. Post-Closing Covenants.

            The Parties agree as follows with respect to the period following the Closing:

            a. General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).

            b. Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Station, each of the other Parties will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below); provided, however, that such access and cooperation does not unreasonably disrupt the normal operations of the cooperating party.

            c. Adjustments. Operation of the Station and the income and expenses attributable thereto up through the close of business on the day before the Closing Date shall be for the account of the Seller and thereafter for the account of the Buyers. Such items as employee salaries, vacation, sick day and personal time accruals, and fringe benefits, power and utilities charges, insurance, real and personal property taxes, prepaid expenses, deposits, music license fees, and rents and payments pertaining to the Assumed Contracts (including any contracts for the sale of time for cash, trade or barter so assigned) shall be prorated between the Seller and the Buyers as of the Closing Date in accordance with the foregoing principle; provided, however, Buyers shall honor all such trade credits up to Twenty Thousand Dollars($20,000) and shall receive no credit therefore. In addition, all commissions payable with respect to the accounts receivable of the Seller (whether due before or after Closing) shall be solely for the account and responsibility of the Seller.

Contractual arrangements that do not reflect an equal rate of compensation to a Station over the term of the agreement shall be equitably adjusted as of the Closing Date. The prorations and adjustments hereunder shall be made and paid insofar as feasible on the Closing Date, with a final settlement sixty (60) days after the Closing Date. In the event of any disputes between the Parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at such time and such disputes shall be determined by an independent accounting firm mutually acceptable to both parties and the fees and expenses of such accounting firm shall be paid one-half (1/2) by the Seller and one-half (1/2) by the Buyer.

            d. Collection of Accounts Receivable. At the Closing, the Seller will turn over to the Buyers, for collection only, the accounts receivable of the Station owing to the Seller as of the close of business on the day before the Closing Date. A schedule of such accounts receivable will be delivered by the Seller to the Buyers on the Closing Date or as soon thereafter as possible. The Buyers agree to use commercially reasonable efforts in the ordinary course of business (but without responsibility to institute legal or collection proceedings) to collect such accounts receivable during the 120-day period following the Closing Date, and will remit all payments received on such accounts during this 120-day period as of the last day of each month during this period, together with an accounting of all payments received within such period. The Buyers shall have the sole right to collect such accounts receivable during such one hundred twenty (120) day period. In the event the Buyers receive monies during the 120-day period following the Closing Date from an advertiser who, after the Closing Date, is advertising on the Station, and that advertiser was included among the accounts receivable as of the Closing Date, the Buyers shall apply said monies to the oldest outstanding balance due on the particular account, except in the case of a "disputed" account receivable. For purposes of this Section 6(d), a "disputed" account receivable means one which the account debtor refuses to pay because he asserts that the money is not owed or the amount is incorrect. In the case of such a disputed account, the Buyers shall immediately return the account to the Seller prior to expiration of the 120-day period following the Closing Date. If the Buyers return a disputed account to the Seller, the Buyers shall have no further responsibility for its collection and may accept payment from the account debtor for advertising carried on the Station after the Closing Date. At the end of the 120-day period following the Closing Date, the Buyers will turn back to the Seller all of the accounts receivable of the Station as of the Closing Date owing to the Seller which have not yet been collected, and the Buyers will thereafter have no further responsibility with respect to the collection of such receivables. During the 120-day period following the Closing Date, the Buyers shall afford the Seller reasonable access to the accounts receivable "aging list." The Seller acknowledges and agrees that the Buyers are acting as collection agent hereunder for the sole benefit of the Seller and that Buyers have accepted such responsibility for the accommodation of the Seller. The Buyers shall not have any duty to inquire as to the form, manner of execution or validity of any item, document, instrument or notice deposited, received or delivered in connection with such collection efforts, nor shall the Buyers have any duty to inquire as to the identity, authority or rights of the persons who executed the same; provided, however, the Buyers shall have no right to waive, negotiate, settle, or defer any such claim without Seller's consent. The Seller shall indemnify Buyers and hold them harmless from and against any judgments, expenses (including attorney's fees) costs or liabilities which the Buyers may incur or sustain as a result of or by reason of such collection efforts; provided, however, Buyers shall undertake customary billing efforts at no cost to Seller.

            e. Consents. In the event any of the Assumed Contracts are not assignable or any consent to such assignment is not obtained on or prior to the Closing Date, and the Buyers elect to consummate the transactions contemplated herein despite such failure or inability to obtain such consent, the Seller shall continue to use commercially reasonable efforts to obtain any such assignment or consent after the Closing Date. Until such time as such assignment or approval has been obtained, the Seller will cooperate with Buyers in any lawful and economically feasible arrangement to provide that the Buyers shall receive the Seller's interest in the benefits under any such Assumed Contract, including performance by the Seller as agent, if economically feasible; provided, however, that the Buyers shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent that Buyers would have been responsible therefor if such consent or assignment had been obtained.

      7. Remedies for Breaches of this Agreement.

            a. Survival. All of the representations and warranties of the Seller contained in Section 2 of this Agreement (other than the representations and warranties of the Seller contained in Sections 2(a), 2(b), 2(c), and 2(d) hereof or relating to the Seller's title to the Acquired Assets) shall survive the Closing and continue in full force and effect for a period until 90 days after the applicable statute of limitations has expired with respect to any claim by the Buyers based on a claim or action by a third party and for a period of twelve (12) months following Closing with respect to any claim by the Buyers not based on a claim or action by a third party. All of the other representations and warranties (including the representations and warranties Seller contained in Sections 2(a), 2(b), 2(c), and 2(d) hereof or relating to the Seller's title to the Acquired Assets) and all covenants of the Buyers and the Seller contained in this Agreement shall survive the Closing and continue in full force and effect forever thereafter.

            b. Indemnification Provisions for the Benefit of the Buyers. Except as described below in Section 7(e) with respect to a breach of a warranty or covenant prior to the Closing Date, the Seller agrees to indemnify the Buyers from and against the entirety of any Adverse Consequences the Buyers may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

                  i. any misrepresentation or breach of any of the Seller's representations or warranties, and covenants contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Seller (so long as the Buyers make a written claim for indemnification within the applicable survival period);

                  ii. any breach or nonfulfillment of any agreement or covenant of the Seller contained herein or in any Ancillary Agreement;

                  iii. any Liability of the Seller which is not an Assumed Liability; and/or

                  iv. any Liability of the Buyers arising by operation of law (including under any bulk transfer law of any jurisdiction or under any common law doctrine of defacto merger or successor liability) which is not an Assumed Liability.

Notwithstanding the foregoing, or any other provision to the contrary in this Agreement, with respect to any breach of a warranty, representation or covenant of Seller of which Buyers have knowledge prior to Closing, Seller shall have no liability to Buyers therefore and Buyers shall be entitled to terminate this Agreement only if such breach, if quantifiable, will result in a loss to Buyers in excess of Twenty-Five Thousand Dollars ($25,000.00); provided, however, such termination will be void if Seller agrees to be liable for any and all loss in excess of $25,000 in the case of quantifiable losses, and for any and all loss in the case of nonquantifiable losses.

            c. Indemnification Provisions for the Benefit of the Seller. Except as described below in Section 7(e) with respect to a breach of a warranty or covenant prior to the Closing Date, the Buyers agree to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) any misrepresentation or breach of any of the Buyers' representations or warranties contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Buyers (so long as the Seller makes a written claim for indemnification within the applicable survival period) or (ii) any breach or nonfulfillment of any agreement or covenant of the Buyers contained herein or in any Ancillary Agreement, or (iii) any Assumed Liability.

            d. Specific Performance. Each of the Parties acknowledges and agrees that the Buyers would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the Buyers shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(o) below), in addition to any other remedy to which it may be entitled, at law or in equity. Each of the Parties acknowledges and agrees that not withstanding the provision in Section 7(e) with respect to the remedy of liquidated damages upon a breach of a warranty or covenant of this Agreement prior to the Closing, money damages would not be an adequate remedy for Buyers for a breach of any provision of this Agreement.

            e. Liquidated Damages. The Buyers and the Seller acknowledge that in the event that the transactions contemplated by this Agreement are not closed because of a default by the Buyers, the Adverse Consequences to the Seller as a result of such default may be difficult, if not impossible, to ascertain. Accordingly, in lieu of indemnification pursuant to Section 7(c), the Seller shall be entitled to receive from Buyers for such default the Earnest Money Deposit as liquidated damages without the need for proof of damages, subject only to successfully proving in a court of competent jurisdiction that the Buyers materially breached this Agreement and that the transactions contemplated thereby have not occurred. The Seller shall proceed against the Earnest Money Deposit as full satisfaction of liquidated damages owed by the Buyers and as its sole remedy for a failure of the transactions contemplated hereby to occur as a result of a material breach of the terms of this Agreement by the Buyers. In addition, in the event the transactions contemplated by this Agreement are not closed because of a default by the Buyers under Section 3(e) above, Seller shall be entitled to receive from Buyers liquidated damages, in addition to the Earnest Money Deposit, in the amount of Three Hundred Ten Thousand Dollars ($310,000.00), subject only to successfully proving in a court of competent jurisdiction that the Buyers materially breached Section 3(e) of this Agreement and that the transactions contemplated by this Agreement have not occurred. In such a proceeding, the prevailing party shall be awarded attorneys' fees and costs.

            f. Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnifica tion against any other Party (the "Indemnifying Party",) under this Section 7, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged as a result of such failure. In the event any Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, and/or in the event the Indemnifying Party shall fail to defend such claim actively and in good faith, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

            g. Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, after the Closing neither party shall indemnify or otherwise be liable to the other party from and after the Closing Date except to the extent that the Adverse Consequences suffered by the Identified Party, in the aggregate from all indemnifiable events shall exceed Ten Thousand Dollars ($10,000) and indemnification shall be made by the indemnifying party only to the extent of such excess over Ten Thousand Dollars ($10,000); provided however that the foregoing limitation shall not be applicable to: (i) the obligations of the Buyer to pay and discharge any Liability of the Seller to third parties from and after the Closing Date assumed by the Buyer under the terms of this Agreement; (ii) the obligation of the Seller to pay and discharge any Liability to third parties not assumed by the Buyer under the terms of this Agreement, or
(iii) the Seller's obligation to deliver clear title to the Acquired Assets.

      8. Definitions.

      "Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller (other than Retained Assets) that are used or useful in the operation of the Station, wherever located, including but not limited to all of the following used in the operation of the Station: (a) leaseholds and other interests of any kind therein, improvements, fixtures, and fittings thereon (such as towers and antennae), and easements, rights-of-way, and other appurtenances thereto); (b) tangible personal property (such as fixed assets, computers, data processing equipment, electrical devices, monitoring equipment, test equipment, switching, terminal and studio equipment, transmitters, transformers, receivers, broadcast facilities, furniture, furnishings, inventories of compact disks, records, tapes and other supplies, vehicles) and all assignable warranties with respect thereto; (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (d) rights under orders and agreements (including those Barter Agreements and Advertising Contracts identified on the Disclosure Schedule) now existing or entered into in the Ordinary Course of Business for the sale of advertising time on the Station; (e) Assumed Contracts, guaranties, other similar arrangements, and rights thereunder; (f) call letters of the Station, jingles, logos, slogans, and business goodwill of the Station; (g) claims, deposits, prepayments, refunds, causes of action, chooses in action, rights of recovery (including rights under policies of insurance), rights of set off, and rights of recoupment; (h) Licenses and similar rights obtained from governments and governmental agencies; and (i) FCC logs and records and all other books, records, ledgers, logs, files, documents, correspondence, advertiser lists, all other lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, program production materials, studies, reports, and other printed or written materials; and (j) goodwill of the Station.

      "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

      "Advertising Contracts" has the meaning set forth in Section 2(r), above.

      "Affiliate" means with reference to any person or entity, another person or entity controlled by, under the control of or under common control with that person or entity.

      "Assignment Application" has the meaning set forth in Section 4(b) above.

      "Assumed Contracts" means the Leases, the Barter Agreements, the Advertising Contracts and those contracts identified on Section 2(j) of the Disclosure Schedule as those to be assumed by Broadcasting.

      "Assumed Liabilities" means (a) obligations of the Seller which accrue after the Closing Date under the Assumed Contract either: (i) to furnish services, and other benefits to another party after the Closing; or (ii) to pay for goods, services, and other benefits that another party will furnish to it after the Closing. The Assumed Liabilities shall not include any Retained Liabilities.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "Buyers" has the meaning set forth in the preface above.

      "Cash" means cash and cash equivalents determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

      "Closing" has the meaning set forth in Section 1(d) above.

      "Closing Date" has the meaning set forth in Section 1(d) above.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Confidential Information" means any information concerning the businesses and affairs of the Seller.

      "Diligence Period" has the meaning set forth in Section 5(a)(ix) above.

      "Disclosures" has the meaning set forth in Section 10(o) below.

      "Disclosure Schedule" has the meaning set forth in Section 1 above.

      "Earnest Money Deposit" has the meaning set forth in Section 1(c) above.

      "Earnest Money Escrow Agreement" has the meaning set forth in Section 1(c) above.

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

      "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law of any federal, state, local, or foreign government or agency thereof (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, or pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Agent" means McCoy Broadcast Brokerage, Inc.

      "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      "FCC" means the Federal Communications Commission of the United States.

      "FCC Licenses" means the licenses, permits and other authorizations, including any temporary waiver or special temporary authorization, issued by the FCC to the Seller in connection with the conduct of the business and operation of the Station.

      "Final Order" means an action by the FCC as to which: (a) no request for stay by the FCC is pending, no such stay is in effect, and any deadline for filing a request for any such stay has passed; (b) no appeal, petition for rehearing or reconsideration, or application for review is pending before the FCC and the deadline for filing any such appeal, petition or application has passed; (c) the FCC has not initiated reconsideration or review on its own motion and the time in which such reconsideration or review is permitted has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and the deadline for filing any such appeal or request has passed.

      "Financial Statements" has the meaning set forth in Section 2(e) above.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Indemnified Party" has the meaning set forth in Section 7(d) above.

      "Indemnifying Party" has the meaning set forth in Section 7(d) above.

      "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, call letters, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) all programs, programming materials, copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, market and other research information, drawings, specifications, designs, plans proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

      "Knowledge" means actual knowledge after reasonable investigation, but with respect to Seller means actual knowledge of Don Wiskes and John Higgins who shall have no duty to investigate other than to make reasonable inquiry of Larry Swikard.

      "Leases" means those real estate leases to which Seller is a party governing Seller's studios and FM tower sites, as described in Section 2(i) of the Disclosure Schedule.

      "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Licenses" means all FCC and other governmental licenses, franchises, approvals, certificates, authorizations and rights of the Seller with respect to the operations of the Station and all applications therefor, together with any renewals, extension or modifications thereof and additions thereto.

      "Multi-employer Plan" has the meaning set forth in ERISA Sec. 3(37).

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Owned Real Estate" means the real property owned by the Seller as described in Section 2(i) of the Disclosure Schedule and all buildings, fixtures, and improvements located thereon.

      "Party" has the meaning set forth in the preface above.

      "Permitted Real Estate Encumbrances" shall have the meaning set forth in
Section 2(i), above.

      "Post-Closing Agreement" means the Post-Closing Agreement with Seller's owners in the form attached hereto as Exhibit D.

      "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

      "Purchase Price " has the meaning set forth in Section 1(c) above.

      "Real Estate" means the Owned Real Estate and the real estate, building, fixtures and improvements which are the subject of the Leases.

      "Reportable Event" has the meaning set forth in ERISA Section 4043.

      "Retained Assets" means (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation, tax returns, accounting and financial records (excluding those related to the operation of the Station); (ii) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyers on the other hand entered into on or after the date of this Agreement); (iii) accounts, notes and other receivables of the Seller; (iv) Cash; and (v) any assets of Seller not used or useful in the operation of the Station.

      "Retained Liabilities" means any obligations or Liabilities of the Seller other than Assumed Liabilities, including but not limited to any of the following to the extent not included within Assumed Liabilities: (i) any Liability relating to the ownership or operation of the Station prior to the Closing; (ii) any Liability of the Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation contemplated hereby;
(iii) any Liability of the Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby (except as set forth in Section 4(i) relating to Surveys, title commitments and environmental audits and Section 4(b) with regard to the Assignment Application); or (iv) any Liability or obligation of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyers on the other hand entered into on or after the date of this Agreement).

      "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) liens for Taxes not yet due and payable; and (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation.

      "Seller" has the meaning set forth in the preface above.

      "Station" means the radio broadcast station having the call letters KQIZ-FM, licensed by the FCC to operate in Amarillo, Texas.

      "Subsidiary," with respect to any person, means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which ) 50% or more of (i) the outstanding capital stock or other equity interest having voting power to elect a majority of the Board of Directors of such corporation or persons having a similar role as to an entity that is not a corporation, (ii) the interest in the profits of such partnership or joint venture, or (iii) the beneficial interest of such trust or estate are at such time directly or indirectly owned by such person or one or more of such person's Subsidiaries.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      9. Termination.

            (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  i. the Buyers and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  ii. the Buyers may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller is in breach of any representation, warranty, or covenant contained in this Agreement; provided, however, that if such breach is capable of being cured, such breach also remains uncured for twenty (20) days after notice of breach is received by the Seller from the Buyers;

                  iii. the Seller may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing in the event the Buyers are in breach of any representation, warranty, or covenant contained in this Agreement; provided, however that if such breach is capable being cured, such breach remains uncured for twenty (20) days after notice of breach is received by the Buyers from the Seller (provided, however, that such twenty (20) day cure period shall not be applicable to the failure of Buyers to pay the Purchase Price or of Buyers or Seller to deliver the Closing documents at Closing);

                  iv. the Buyers may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under
      Section 5(a) hereof (unless the failure results primarily from the Buyers themselves breaching any representation, warranty, or covenant contained in this Agreement);

                  v. the Seller may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under
      Section 5(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement);

                  vi. the Buyer may terminate this Agreement on or before the 14th day after the date hereof in the event it has not satisfactorily completed its due diligence review of the Stations; or

                  vii. the Buyers or the Seller may terminate this Agreement if any Assignment Application is denied by Final Order.

            (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      10. Miscellaneous.

            a. Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

            b. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

            c. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

            d. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided that (i) the Buyers may assign all of their right, title and interest in, to and under this Agreement to one or more Affiliates, who shall then, subject to the terms and conditions of this Agreement, have the right to receive the Acquired Assets, assume the Assumed Liabilities, and to pay to the Seller the Purchase Price therefor or to any successor to the Buyers in the event of any sale, merger or consolidation of the Buyers (provided, however, in connection with any of the foregoing, Buyers shall remain liable hereunder), and (ii) Buyers may assign their indemnification claims and their rights under the warranties and representations of the Sellers to the financial institution(s) providing financing to the Buyers in connection with this transaction.

            e. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            f. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            g. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing and shall be considered to be given and received in all respects when hand delivered, when delivered via prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment or three (3) days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed to the intended recipient as set forth below:

            If to the Seller:

            Wiskes/Abaris Communications KQIZ Partnership
            650 Executive Drive
            Willowbrook, Illinois 60521
            Attn: Mr. Don J. Wiskes
            Attn: Mr. John P. Higgins

            Copy to:

            John T. Roselli, Esquire
            Suite 800
            Six West Hubbard Street
            Chicago, IL 60610-4695
            Fax No.: (312) 245-9124

            (which copy shall not constitute notice to Seller)

            If to the Buyers:

            Cumulus Broadcasting, Inc.
            Cumulus Licensing Corp.
            c/o QUAESTUS Management Corp.
            330 E. Kilbourn Avenue, Suite 250
            Milwaukee, WI 53202
            Attn: Terrence J. Leahy
            Fax: (414) 283-4505

            With a copy to:

            Cumulus Broadcasting, Inc.
            Cumulus Licensing Corp.
            875 N. Michigan Avenue
            Suite 3650

            Chicago, Illinois 60611
            Attn: Richard J. Bonick
            Fax: (312) 867-0098

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

            h. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.

            i. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyers and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            j. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

            k. Expenses. The Buyers and the Seller, will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, other than as set forth in Section 4(b) with regard to the Assignment Applications and as set forth in Section 4(o) with respect to Surveys, title commitments and environmental audits. The Seller and the Buyers will each pay one-half (1/2) of any transfer or sales taxes and other recording or similar fees necessary to vest title to each of the Acquired Assets in the Buyers.

            l. Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

            m. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            n. Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Chicago, Illinois in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(g) above. Nothing in this Section 10(n), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

            o. Confidentiality. Buyers understand and acknowledge that any unauthorized disclosure of any confidential information disclosed to or obtained by Buyers ("Disclosures") could cause immeasurable harm to Seller and, therefore, agree that the dissemination of such information shall be limited to Buyers' professionals (e.g., attorneys, accountants), whose duties justify the need to know such information in connection with the potential acquisition of the Station and then only on the basis of a clear understanding by those parties of their obligation to maintain the confidentiality and restrict the use of such information.

      Buyers agree to keep any and all Disclosures strictly confidential and will not directly or indirectly disclose any confidential information to any third party (except the professionals described above) without the written consent of the Seller. Upon termination of the Agreement, Buyers shall promptly return all Disclosures, including but not limited to data, financial statements, financial information and other material provided to them pursuant to this Agreement.

      Prior to the Closing Date or, if this Agreement is terminated, for two (2) years following the termination date, Buyers agree that they will (1) refrain from soliciting for employment, employing or offering employment to (whether as an independent contractor or an employee), any employees or independent contractors performing services for the Station; (ii) refrain from visiting the station or contacting employees or independent contractors performing services for the Station without the prior approval of the Seller; and (iii) refrain from soliciting for employment, employing or offering employment to (whether as an independent contractor or employee) Eric Stevens, Larry Swikard or Danley West. In connection with any due diligence conducted by Buyers, Buyers shall not disrupt the operation of the Station and shall not interfere with the contractual relationships of Seller.

                                    * * * * *

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

CUMULUS BROADCASTING, INC.


By:______________________________

                         (printed)
_________________________________

Title:___________________________

CUMULUS LICENSING CORPORATION


By:______________________________

                         (printed)
_________________________________

Title:___________________________

WISKES/ABARIS COMMUNICATIONS KQIZ PARTNERSHIP


By:______________________________

                         (printed)
_________________________________

Title:___________________________

                   LIST OF OMITTED SCHEDULES AND/OR EXHIBITS

Amendment No. 1 to Asset Purchase Agreement by and between KQIZ Partnership,
     Broadcasting, and Licensing, dated as of December 19, 1997

Escrow Agreement by and among KQIZ Partnership, Broadcasting, and Licensing, and Mccoy Broadcast Brokerage, Inc., dated as of December 5, 1997

General Assignment by and between KQIZ Partnership and Broadcasting dated as of April 30, 1998

General Assignment by and between KQIZ Partnership and Licensing dated as of April 30, 1998

Instrument of Assumption by and between Broadcasting and KQIZ Partnership dated as of April 30, 1998

Post-Closing Agreement by and among Broadcasting, Licensing, KQIZ Partnership, and Don J. Wiskes and John P. Higgins, dated as of April 30, 1998

Opinion of Fuchs & Roselli, Ltd.

The preceding schedules and/or exhibits have been omitted from this exhibit. The Company agrees to provide copies of such schedules and/or exhibits to the Commission upon request.